EXHIBIT 99.1


Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI 02914
Ph: (401) 434-5522
Fax: (401) 434-5809
www.nestor.com



FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn
           (401) 434-5522 ext. 714
           www.nestor.com

                        CLARIFICATION OF CEO'S STATEMENTS
                             IN WALLST.NET INTERVIEW


PROVIDENCE, RI - July 23, 2004 - On July 13, 2004, William B. Danzell, President & Chief Executive Officer of Nestor, Inc. (OTC: NESO), gave an interview to WallSt.net discussing Nestor and its business. In connection with that
interview,   Nestor  wishes  to  clarify  that  neither  the  company,  nor  its subsidiary, Nestor Traffic Systems, Inc., currently offers a mobile speed detection product. Nestor is currently engaged in discussions with manufacturers of mobile speed detection products, with the objective of securing distribution rights to such a product, but there can be no assurance that the company will be able to obtain distribution rights. To date, there have been no agreements or understandings reached with any manufacturer of mobile speed detection products.

In addition, Mr. Danzell's statement during the interview that the company's current cash position was "approximately $4 million" referred to the amount of cash, cash equivalents and marketable equity securities held by the company.

Nestor Traffic Systems' CrossingGuard(R) system offers digital-video technology, the Collision Avoidance(TM) safety feature and advanced client support capabilities. Compared to still film solutions that offer only a few images of a violation, CrossingGuard's multiple videos provide officers and court officials a complete picture of what actually happened at the intersection, enabling them to make accurate, objective decisions.

Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, is an emerging leader in providing innovative, video-based monitoring systems and services for traffic safety. Its products incorporate Nestor's patented technology into intelligent, real-time solutions that promote traffic efficiency and intersection safety. Further information may be found at www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Exhibit 99.1 to our most recent annual report filed with the SEC. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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